Ex-99.28(J)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 103 to Registration Statement No. 002-10638 on Form N-1A of our report dated December 21, 2011, relating specifically to the financial statements and financial highlights of Lord Affiliated Fund, Inc. (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended October 31, 2011.

We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm,” “Financial Statements” and “Fund Portfolio Information Recipients” in the Statement of Additional Information, which are part of such Registration Statement.

/s/DELOITTE & TOUCHE LLP

New York, New York
February 24, 2012